Exhibit23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Mannatech, Incorporated:

We hereby consent to the incorporation by reference in the registration statements of Mannatech, Incorporated and subsidiaries (the Company) on Forms S-8 (File No. 333-72767, effective February 22, 1999; File No. 333-77227, effective April 28, 1999; File No. 333-94519, effective January 12,2000; File No. 333-47752, effective October 11, 2000; File No. 333-113975, effective March 26, 2004 and File No. 333-153199, effective August 26, 2008) of our reports dated March 11, 2010, relating to the consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting, which appear in this Form 10-K. We also consent to the incorporation by reference of our report dated March 11, 2010 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ BDO Seidman, LLP
Dallas, Texas

March 11, 2010